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                                  EXHIBIT 4.10


                                 AMENDMENT NO. 2
                                       TO

                          CONSULTING SERVICES AGREEMENT

     THIS SECOND AMENDMENT TO CONSULTING SERVICES AGREEMENT, dated November 25, 2003 (the "Second Amendment"), is by and among Bartholomew International Investments Limited, Inc. (the "Consultant"), and Reality Wireless Networks, Inc., a Nevada corporation (the "Client").


                                    RECITALS

         A. The Consultant and the Client entered into AMENDMENT NO. 1 TO

CONSULTING SERVICES AGREEMENT dated September 25, 2003, a copy of which is attached hereto as Exhibit A (the "Agreement"), pursuant to which the Consultant agreed to provide certain consulting services to the Client.


         B. Client and Consultant wish to amend Sections 2 of the Agreement to extend the duration of the Agreement and provide for additional consideration in exchange for additional consulting services.

                                    AGREEMENT

         NOW, THEREFORE, in consideration of the foregoing, and the mutual agreements, representations, warranties and covenants contained herein, and for other good and valuable consideration the receipt of which is hereby acknowledged, the parties hereto agree as follows:

A. Section 2 of the Agreement shall be deleted in its entirety and shall read as follows:

2.      Consideration.

         Client agrees to pay Consultant, as his fee and as consideration for services provided, Three Million (3,000,000) shares of common stock of the Client. By amendment dated September 25, 2003, Client agrees to pay Consultant an additional Two Million (2,000,000) shares of common stock of the Client. By amendment dated November 25, 2003, Client agrees to pay Consultant an additional Ten Million (10,000,000) shares of common stock of the Client."

                                       22

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EXECUTED on the date first set forth above.

                                            CLIENT:

                                            REALITY WIRELESS NETWORKS, INC.




                                            By : _________________________
                                            Name: Victor Romero
                                            Its: President




                                            CONSULTANT:

                                            BARTHOLOMEW INTERNATIONAL
                                            INVESTMENTS LIMITED, INC.



                                            By:
                                                -------------------------------
                                            Name: Terry Byrne
                                            Its: President




                                       23

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